Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

TAPESTRY PHARMACEUTICALS, INC.

Tapestry Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.               That the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 8, 1993, under the name of NB Merger Sub Corp.

2.               That the Board of Directors of the Corporation, acting in accordance with the provisions of Section 141 of the Delaware General Corporation Law (the “DGCL”), adopted resolutions providing for the amendment of the Corporation’s Second Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on August 8, 2005, as set forth in paragraph 5 below (the “Amendment”).

3.               That, at the Corporation’s Annual Meeting of Stockholders called and held on June 10, 2005 upon notice in accordance with Section 222 of the DGCL, the holders of not less than a majority of the outstanding stock of the Corporation entitled to vote thereon voted in favor of the Amendment.

4.               That the Amendment was duly adopted in accordance with Section 242 of the DGCL.

5.               Paragraph A of Article Four of the Second Amended and Restated Certificate of Incorporation of the Corporation is amended by adding the following text at the end thereof:

“Effective as of 5:01 p.m., Eastern time, on February 3, 2006, the date the Certificate of Amendment that includes this paragraph is filed with the Secretary of State of the State of Delaware, each 10 shares of the Corporation’s Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.0075 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq SmallCap Market as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.”

IN WITNESS WHEREOF, Tapestry Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its Assistant Secretary on this 3rd day of February, 2006.

TAPESTRY PHARMACEUTICALS, INC.

By:	/s/ Kai P. Larson
Kai P. Larson
Vice President, General Counsel, Assistant
Secretary

TAPESTRY PHARMACEUTICALS, INC.

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Kai P. Larson, as Vice President, General Counsel and Assistant Secretary of Tapestry Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify as follows:

1.                                       That the Corporation was originally incorporated in the Sate of Delaware on September 8, 1993, under the name of NB Merger Sub Corp.

2.                                       That the Board of Directors of the Corporation, in accordance with Sections 242 and 245 of the Delaware General Corporation Law, adopted resolutions as of April 14, 2005 providing for the adoption of a Second Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A, which amends and restates the Certificate of Incorporation in its entirety. The resolution further directed that the Second Amended and Restated Certificate of Incorporation be submitted to the stockholders of the Corporation for their consideration and approval at the Corporation’s annual meeting to be held June 10, 2005.

3                                          That, the Corporation’s annual meeting held on June 10, 2005 was called and held upon notice, and a proposal adopting the Second Amended and Restated Certificate of Incorporation in the form attached hereto was submitted to the stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law. A majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class has been voted in favor of the Second Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, Tapestry Pharmaceuticals, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be executed as of this 8th day of August, 2005.

TAPESTRY PHARMACEUTICALS, INC.

By:	/s/ Kai P. Larson
Kai P. Larson
Vice President, General Counsel and
Assistant Secretary

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF
TAPESTRY PHARMACEUTICALS, INC.

ARTICLE ONE

The name of the corporation is Tapestry Pharmaceuticals, Inc. (the “Corporation”)

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

A.                                    AUTHORIZED SHARES

The total number of shares of stock which the Corporation has authority to issue is 102,000,000 shares, 100,000,000 of which shall be Common Stock, with a par value of $ .0075 per share, and 2,000,000 of which shall be Preferred Stock, with a par value of $ .001 per share.

B.                                    COMMON STOCK

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if-converted basis).

C.                                    PREFERRED STOCK

The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors (a “Preferred Stock Designation”) and as are not inconsistent with this Certificate of Incorporation or any amendment hereto, and as may be permitted by the General Corporation Law of the State of Delaware Except as otherwise expressly required by law and except for such voting powers as may be stated in the Preferred Stock Designation relating to any series of Preferred Stock (a “Preferred Stock Designation”), the holders of any such series shall have no voting power whatsoever.

D.                                    SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

Section 1.                  Designation and Amount. One million (1,000,000) shares of the authorized shares of Preferred Stock are hereby designated “Series B Junior Participating Preferred Stock.” The rights, preferences, privileges, restrictions and other matters relating to such series (the “Series B Stock”) are as follows.

Section 2.                  Dividends and Distributions.

(A)                              Subject to the prior and superior rights of the holders of any series of Preferred Stock ranking prior and superior to the Series B Stock with respect to dividends, the holders of Series B Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, quarterly dividends payable in cash on the first day of March, June, September, and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) the product of the Adjustment Number (defined below) multiplied by the aggregate per share amount of all cash dividends, and the Adjustment Number multiplied by the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the common stock, par value $.0075 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Stock. As used herein, the “Adjustment Number” shall initially be 100, but if the Corporation at any time after November 8, 1996 (the “Declaration Date”) (i) declares any dividend on Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding Common Stock, or (iii) combines the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number immediately after such event shall equal the Adjustment Number immediately before such event multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

(B)                                The Corporation shall declare a dividend or distribution on the Series B Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, if the total dividends declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date is less than $ .01 per share, a dividend equal $1.00 per share on the Series B Stock, minus an amount per share equal to the dividends already paid on the Series B Stock during such period, shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)                                Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series B Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3.                  Voting Rights. The holders of the Series B Stock shall have the following voting rights:

(A)                              Each share of Series B Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number on each matter submitted to a vote of the stockholders of the Corporation.

(B)                                Except as otherwise provided herein or by law, the holders of Series B Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C)                                If at the time of any annual meeting of stockholders for the election of directors a default in preference dividends on the shares of the Series B Stock shall exist, the number of directors constituting the Board of Directors shall be increased by two, and the holders of Series B Stock (whether or not the holders of the Series B Preferred Stock would be entitled to vote for the election of Directors if such default in preference dividends did not exist), shall have the right at such meeting, voting together as a single class, to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships. Such right shall continue until there are no dividends in arrears upon the Series B Stock.  Each director elected by the holders of shares of Series B Stock (herein called a “Preferred Director”) shall continue to serve as such director for the full term for which he shall have been elected, notwithstanding that prior to the end of such term a default in preference dividends shall cease to exist.   Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding shares of Series B Stock, voting together as a single class, at a meeting of the stockholders, or of the holders of shares of Series B Stock, called for that purpose. So long as a default in any preference dividends on the Series B Stock shall exist, (i) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by the remaining Preferred Director and filed with the corporation and (ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding shares of Series B Stock, voting together as a single class, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Whenever the term of office of the Preferred Directors shall end and a default in preference dividends shall no longer exist, the number of Directors constituting the Board of Directors of the Corporation shall be reduced by two. For the purposes hereof, a “default in preference dividends on the Series B Stock” shall be deemed to have occurred whenever the amount of accrued dividends upon the Series B Stock shall be equivalent to six full quarter-yearly dividends or more, and, having so occurred such default shall be deemed to exist thereafter until, but only until, all accrued dividends on all shares of Series B Stock shall have been paid, or declared and set aside for payment, to the end of the last preceding quarterly dividend.

(D)                               Except as set forth herein, holders of Series B Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.                                          Certain Restrictions.

(A)                              Whenever quarterly dividends or other dividends or distributions payable on the Series B Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Stock outstanding have been paid in full, the Corporation shall not

(i)                                     declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Stock;

(ii)                                  declare or pay dividends or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Stock, except dividends paid ratably on the Series B Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)                               redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Stock;

(iv)                              purchase or otherwise acquire for consideration any shares of Series B Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)                                The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.                                          Re-acquired Shares. Any shares of Series B Stock purchased or otherwise acquired by the Corporation in any manner shall be retired and canceled promptly after such acquisition. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6.                                          Liquidation, Dissolution or Winding Up.

(A)                              Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Stock unless, prior thereto, the holders of Series B Stock have received, for each such share, a number of dollars equal to the Adjustment Number, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series B Liquidation Preference”). Following the payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of Series B Stock unless, prior thereto, the holders of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series B Liquidation Preference by (ii) the Adjustment Number.   Following the payment of the full amount of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series B Stock and Common Stock, respectively, holders of Series B Stock and holders of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed to them in the ratio of the Adjustment Number to one with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B)                                If there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, that rank on a parity with the Series B Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. If thereafter there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock (subject to the rights of any Preferred Stock other than the Series B Stock).

Section 7.                                          Consolidation, Merger, etc. If the Corporation enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in each such case the Series B Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 8.                                          No Redemption. The Series B Stock shall not be redeemable.

Section 9.                                          Ranking. The Series B Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series provide otherwise.

Section 10.                                   Amendment. Whenever any Series B Stock is outstanding, the Certificate of Incorporation of the Corporation shall not be amended in any manner that would materially adversely affect the powers, preferences or special lights of the Series B Stock without the affirmative vote of the holders of a majority of the outstanding shares of Series B Stock, voting separately as a class.

Section 11.                                   Fractional Shares. Series B Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Stock.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.                                    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 1996 annual meeting of stockholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-Year term. At each succeeding annual meeting of stockholders beginning in 1997, successors to the class of directors whose term expires at such annual meeting shall be elected to a three-year term.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class who is elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of such class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

B.                                    Except for any directors who may be elected under specified circumstances set forth in a Preferred Stock Designation by the holders, if any, of any class or series of Preferred Stock then existing, the exact number of directors of the Corporation shall be determined from time to time by resolution of the Board of Directors.

C.                                    Except as may be otherwise provided pursuant to Part II of Article Four of the Certificate of Incorporation of the Corporation in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any class or series of preferred stock, any director or the entire Board of Directors may be removed only for cause by the affirmative vote of the holders of at least 80% of the voting power of all of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

D.                                    the Board of Directors is expressly authorized to make, alter, amend, change, add to or repeal the Bylaws of the Corporation. Notwithstanding anything contained in this Certificate of Incorporation or Bylaws of the Corporation to the contrary, the stockholders of the Corporation, at a duly called annual or special meeting of stockholders, may not take any action to alter, amend, repeal or adopt any provision inconsistent with paragraphs 2, 3, 4 and 6 of the Bylaws of the Corporation without the affirmative vote of the holders of at least 80% of the voting power of all of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

E.                                      The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, all persons whom it may indemnify pursuant thereto. The personal liability of a director or officer of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer shall be limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

F.                                      In addition to the power and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the General Corporation Law of the State of Delaware, this Certificate of Incorporation and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

G.                                    Notwithstanding Section 228(a) of the General Corporation Law of the State of Delaware, no action shall be taken by the stockholders of the Corporation by written consent in lieu of any annual or special meeting of the stockholders.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE EIGHT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE NINE

Notwithstanding anything contained in this Certificate of Incorporation to the contrary, Article Six hereof shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, repeal or adopt any provision inconsistent with this Article Nine.